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                      EXCESS OF LOSS REINSURANCE AGREEMENT

                  (hereinafter referred to as "The Agreement")

                           entered into by and between

               THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA

                   (hereinafter referred to as "The Company")

                                       and

                    THE MANUFACTURERS LIFE INSURANCE COMPANY

                  (hereinafter referred to as "The Reinsurer")
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         In consideration of the mutual promises set forth in this Agreement the parties agree as follows:

                                    ARTICLE I

INTERESTS AND RISK COVERED

         This Agreement is to indemnify the Company as set forth in ARTICLE II hereof, in respect of all losses incurred by the Company during the term hereof from all claims sustained under policies, binders or contracts of insurance (hereinafter called "Policies") now in force or which may hereafter come into force and classified by the Company as VARIABLE ANNUITY BUSINESS.

                                   ARTICLE II

REINSURING CLAUSE

         The Reinsurer agrees to indemnify the Company with respect to claim payments made by the Company for amounts in excess of $50,000 per policy.

         The Company shall retain the first $50,000 of any one policy. Claim payments are only in respect of the life risk of the business described in
Article I.

         For the purposes of this Agreement, claims adjustment expenses or litigation expenses of the Company are not to be included in calculating the Reinsurer's liability hereunder.

                                   ARTICLE III

NET RETAINED LINES CLAUSE

         This Agreement applies only to that portion of any insurance which the Company retains net for its own account, and in calculating the amount of any loss hereunder, and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance which the Company retains net for its own accounts shall be included.

         The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other Reinsurers or otherwise.
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                                   ARTICLE IV

TERMS AND CANCELLATION CLAUSE

         This contract shall take effect at 12:01 a.m., April 1, 1994 and shall remain in full force for an indefinite period but either party may cancel this contract by giving the other party ninety (90) days prior written notice.

                                    ARTICLE V

PREMIUM AND REMITTANCE CLAUSE

         As soon as practicable following December 31, 1994 and after each subsequent December 31st the payment of premiums shall be made at an annual reinsurance rate of 0.02% of the total asset value as at each December 31st of the policies covered hereunder. If premiums are not paid according to the terms herein, the Reinsurer has the right to terminate this Agreement by giving 30 days written notice.

                                   ARTICLE VI

NOTICE OF LOSS CLAUSE

         In the event of a possible loss under this Agreement notice is to be given to the Reinsurer as soon as practicable, and all papers connected with the adjustment of same shall be at all times at the command of the Reinsurer or parties designated by it for inspection.

                                   ARTICLE VII

LOSS SETTLEMENTS CLAUSE

         Amounts due from the Reinsurer shall be payable by it immediately after the Company has furnished reasonable evidence of settlements made or agreed upon by the Company under its original policies.

         All recoveries and payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the said settlement and all necessary adjustments shall be made by the parties hereto.

                                  ARTICLE VIII

ERRORS AND OMISSIONS CLAUSE

         Any inadvertent delays, omissions or errors made in connection with this Agreement shall not be held to relieve either party hereto from any liability which would
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attach to it hereunder if such delays, omissions or errors had not been made provided such errors or omissions are advised to the Reinsurer and rectified immediately upon discovery.

         Unless otherwise provided, in all things coming within the scope of this Agreement, the Reinsurer shall follow, to the extent of its interest, the fortunes of the Company.

                                   ARTICLE IX

INSPECTION OF RECORDS CLAUSE

         The Company shall allow the Reinsurer to inspect, at all reasonable times, all records of the Company with respect to the business reinsured under this Agreement, or with respect to claims, losses or legal proceedings which involve or are likely to involve the Reinsurer.

                                    ARTICLE X

INSOLVENCY CLAUSE

         In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution due to the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claims. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claims against the Company indicating the policy reinsured, which claims would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in any proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conversion or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

         The reinsurance shall be payable by the Reinsurer to the Company or its liquidator, receiver, conservator or statutory successor, except (a) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (b) where the Reinsurer with the consent of the direct Insured or Insured has assumed such policy obligations of the Company as direct obligations of the
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Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

         The Company or the Reinsurer may offset any balance, whether on account of premium, commission, claims or losses, adjustment expense, salvage, or any other amount due from one party to the other under this Agreement or under any other agreement herefore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or as ceding company.

                                   ARTICLE XI

ARBITRATION CLAUSE

         If any dispute shall arise between the Company and the Reinsurer with reference to the interpretation of this Agreement or their rights with respect to any transactions involved, the dispute shall be referred to three arbitrators, one to be chosen by each party and the third by the two so chosen.

         If either party refuses or neglects to appoint an arbitrator within sixty days after the receipt of written notice from the other party requesting it to do so, the requesting party may nominate two arbitrators who shall choose the third. Each party shall submit its case to the arbitrators within sixty days of the appointment of the arbitrators.

         The arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of a majority of the arbitrators shall be final and binding on both the Company and the Reinsurer. The expense of the arbitrators and of the arbitrations shall be divided equally between the Company and the Reinsurer.
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                                   ARTICLE XII

EXECUTION

         IN WITNESS of the above, this Agreement is signed in duplicate on the date and in the place indicated below.



DATE:____________________________     DATE:_____________________________

PLACE:___________________________     PLACE:____________________________


FOR: THE MANUFACTURERS              FOR:  THE MANUFACTURERS LIFE
         LIFE INSURANCE                       INSURANCE COMPANY OF
         COMPANY                              AMERICA


BY:_______________________________  BY:________________________________

TITLE:____________________________  TITLE:_____________________________